EXHIBIT 99.1

Hooker Furniture Reports Double-Digit Sales, Income Gains for Fiscal Year, Fourth Quarter

MARTINSVILLE, Va., April 16, 2019 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $683.5 million and net income of $39.9 million, or $3.38 per diluted share, for its 2019 fiscal year ended February 3, 2019. Net sales increased 10.1%, or $62.9 million, compared to last year, and net income increased 41.1%, or $11.6 million. Earnings per diluted share increased 40% from $2.42 a year ago.

“Hooker Furniture performed extremely well during the year, growing sales and improving profitability in all segments, and increasing sales in 9 of our 11 business units and profits in 7 of them,” said Paul B. Toms Jr., chairman and chief executive officer. “Our robust results were achieved despite challenges including an unexpected 10% tariff on finished goods and component parts from China implemented this fall, and management transitions in the Home Meridian segment and several business units.”

Toms added, “We believe our solid performance validates our strategy to diversify our corporate portfolio around winning  products, price points and distribution channels, while keeping a strong presence in traditional channels.”

The fiscal 2019 sales increase was driven by organic growth, as well as the addition of a full year of sales from Shenandoah Furniture, which was acquired in September 2017. Excluding Shenandoah’s impact, sales grew organically by approximately 6%, Toms said. Also favorably impacting sales, fiscal 2019 had 53 weeks, while fiscal 2018 and 2017 each had 52 weeks. The additional week in fiscal 2019 increased consolidated net sales by approximately $13.4 million based on the average net sales per shipping day.

“The 41% net income improvement for the year was favorably impacted by the Tax Cuts and Jobs Act of 2017, but we also are pleased to report a 15.9% improvement in operating income for the year, with significant increases in both the Hooker Branded segment and All Other, which includes our domestically-produced upholstery divisions and H Contract furnishings for senior living facilities,” Toms said.

The 2019 fiscal year ended on an upsurge in sales in the fourth quarter. For the fiscal 2019 fourth quarter, which began October 29, 2018 and ended February 3, 2019, consolidated net sales were $200.5 million, with net income of $14.7 million, or $1.24 per diluted share. Net sales increased $25 million, or approximately 14.2%, compared to last year’s fourth quarter, buoyed by net sales increases across both reportable segments and All Other. Net income increased 72.4% compared to the prior-year quarter.

“Home Meridian led the way in our strong fourth quarter shipments, and the additional shipping week contributed about 7% of the higher year-over-year sales for the quarter,” said Toms, adding that the 72% net income improvement was driven by higher incremental sales and lower income tax rates.

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment increased approximately $12 million, or 7.2% in fiscal 2019, with Hooker Casegoods reporting a 6% sales increase, and Hooker Upholstery reporting a double-digit increase. “Hooker Upholstery continues to perform extremely well, due to product line extensions, dedicated management and several strong product introduction cycles,” said Jeremy Hoff, Hooker Branded President. “With the high-fashion, high-quality and high-value positioning of the brand, we are excited about the momentum we see in that brand,” he added. “We’re particularly pleased to report sales and profitability growth in the Hooker Casegoods division, a traditionally profitable but slower-growing part of our business. We attribute the growth to reenergized leadership, and an expanded team of merchandising and product development managers who are developing exceptional new products. Fiscal 2019 also was the first full year of implementing our integrated focus at Hooker Casegoods and Upholstery on the growth channels of e-commerce, interior design, hospitality and international sales, a strategy that we feel is benefitting all segments of our business,” Hoff said.

Segment Reporting: Home Meridian

The Home Meridian segment finished fiscal 2019 with a $22.4 million, or 6.1% year-over-year revenue improvement, despite a slow start to the year due to vendor interruptions in Asia. “Our sales increase was driven by growth in the hospitality, club and e-commerce distribution channels,” said Lee Boone, co-president, pointing to “top-line improvements at upholstery division PRI, Accentrics Home, our e-commerce dedicated division, and Samuel Lawrence Hospitality, our hospitality division.   All three of these divisions are engaging in fast-growing channels of distribution in the market place.

“While we are pleased with our revenue increases, fiscal 2019 profitability was below expectation as a result of quality costs incurred,” Boone continued.  “Additionally, because most of Home Meridian’s sales are shipped from our Asian manufacturing partners directly to our retailers via container, rather than stocked in our US warehouses, Home Meridian was not able to build inventory levels before the 10% tariff on Chinese finished furniture and component parts became effective. Increased product costs resulting from the tariff, and an unfavorable customer mix negatively impacted the Home Meridian segment’s gross margin. We have implemented counter-measures to address the quality issues and we are optimistic about better results going forward.”

For the fourth quarter, Home Meridian sales were up over 17%, and operating income was up over 22% over the comparable period in the prior year and it finished fiscal 2019 with orders up 9% and backlog up 3% over the previous year.

Segment Reporting: All Other

All Other increased net sales $28.6 million, or 32.3%, primarily due to the inclusion of Shenandoah’s full year sales, and to a lesser extent due to steady sales growth at Bradington-Young and H Contract. In fiscal 2019, Bradington-Young orders and net sales increased by 7.2% and 8.2%, respectively, due to increased demand for its luxury motion upholstery. H Contract continued to grow with orders up over 12% for the year and backlog up 73% compared to prior year end as of the end of fiscal 2019. These increases were partially offset by decreased sales at Sam Moore. Sam Moore management implemented cost reductions and more tightly controlled operating expenses, which yielded increased operating margins for the year.

Cash, Debt and Inventory

“As the parts of our business serviced by finished goods inventory have grown, our inventories have grown accordingly to ensure we are in-stock on bestsellers and in position to deliver in a timely manner to our customers,” Toms said. “In the Hooker Casegoods and Upholstery divisions, we intentionally increased inventories ahead of the 10% Chinese tariffs going into effect, and in anticipation of possible higher tariffs this year, which thankfully have not occurred.”

The Company finished fiscal 2019 with $11.4 million in cash and cash equivalents and $35.5 million in acquisition-related debt. “We are very pleased with our year-end liquidity, especially given the nearly $18 million in principal payments on our terms loans made during the year, $6.7 million in dividends paid to our shareholders and the $3 million contribution to Home Meridian’s legacy pension plan.” At year-end, $27.7 million was available on its $30.0 million revolving credit facility, net of $2.3 million reserved for standby letters of credit. Consolidated inventories stood at $105 million.

Outlook

“Many long-term macro-economic indicators are positive,” Toms said. “Especially encouraging are developments in the housing market, including more affordable mortgage rates, a near-record level of home remodeling activity, and the highest rate of homeownership in five years. However, we have seen a softening of demand and retail activity in the first two months of fiscal 2020,” Toms added. “For the fiscal 2019 fourth quarter, incoming orders were essentially flat, but in February and March, incoming orders were down 13.6%  on a consolidated basis, with backlogs down 16.1% similarly deflated versus the same period in the prior year. Based on industry dynamics and the macro-economic outlook for the year, we expect these are short-term headwinds and remain confident in our business model and strategies and our strategic execution. We believe our diversified business model allows us to perform well through economic fluctuations, and we are making the investments needed in products, programs, systems and people to continue to perform at a high level.”

Conference Call Details

Hooker Furniture will present its fiscal 2019 fourth quarter financial results via teleconference and live internet web cast on Wednesday afternoon, April 17, 2019 at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 1044449. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 94th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s top five largest publicly traded furniture sources, based on 2017 shipments to U.S. retailers, according to a 2018 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 10% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (3) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (4) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (5) our inability to collect amounts owed to us; (6) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (7) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (8) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (9) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (10) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (11) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (12) our ability to successfully implement our business plan to increase sales and improve financial performance; (13) product liability claims; (14) risks related to our recently terminated Pension Plan, including future plan settlement charges, possible additional cash contributions or other costs or expenses; changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations , which can affect future funding obligations, costs and plan liabilities; (15) risks related to our other defined benefit plans; (16) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (17) the cost and difficulty of marketing and selling our products in foreign markets; (18) price competition in the furniture industry; (19) difficulties in forecasting demand for our imported products; (20) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (21) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (22) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (23) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (24) capital requirements and costs, including the servicing of our floating-rate term loans; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (27) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2018. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3,	January 28,	February 3,	January 28,
	2019	2018	2019	2018

Net sales	$200,475	$175,519	$683,501	$620,632

Cost of sales	156,935	136,240	536,014	485,815
Casualty loss	-	-	500	-

Gross profit	43,540	39,279	146,987	134,817

Selling and administrative expenses	23,777	23,533	91,928	87,279
Intangible asset amortization	596	793	2,384	2,084

Operating income	19,167	14,953	52,675	45,454

Other income, net	91	907	369	1,566
Interest expense, net	354	388	1,454	1,248

Income before income taxes	18,904	15,472	51,590	45,772

Income tax expense	4,213	6,948	11,717	17,522

Net income	$14,691	$8,524	$39,873	$28,250

Earnings per share
Basic	$1.25	$0.72	$3.38	$2.42
Diluted	$1.24	$0.72	$3.38	$2.42

Weighted average shares outstanding:
Basic	11,763	11,747	11,759	11,633
Diluted	11,784	11,771	11,783	11,663

Cash dividends declared per share	$0.15	$0.14	$0.57	$0.50

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3,	January 28,	February 3,	January 28,
	2019	2018	2019	2018

Net Income	$14,691	$8,524	$39,873	$28,250
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	(434)	(190)	(305)	(144)
Income tax effect on amortization	104	43	73	26
Adjustments to net periodic benefit cost	(330)	(147)	(232)	(118)

Reclassification of tax effects due to the adoption of
ASU 2018-02	-	-	111	-

Total Comprehensive Income	$14,361	$8,377	$39,752	$28,132

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	February 3,	January 28,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$11,435	$30,915
Trade accounts receivable, net	112,557	92,803
Inventories	105,204	84,459
Prepaid expenses and other current assets	5,735	5,314
Total current assets	234,931	213,491
Property, plant and equipment, net	29,482	29,249
Cash surrender value of life insurance policies	23,816	23,622
Deferred taxes	4,522	3,264
Intangible assets, net	35,755	38,139
Goodwill	40,058	40,058
Other assets	1,152	2,235
Total non-current assets	134,785	136,567
Total assets	$369,716	$350,058

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$5,829	$7,528
Trade accounts payable	40,838	32,685
Accrued salaries, wages and benefits	8,002	9,218
Income tax accrual	3,159	3,711
Customer deposits	3,023	4,293
Other accrued expenses	3,564	2,894
Total current liabilities	64,415	60,329
Long term debt	29,628	45,778
Deferred compensation	11,513	11,164
Pension plan	-	2,441
Other long-term liabilities	984	886
Total long-term liabilities	42,125	60,269
Total liabilities	106,540	120,598

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,785 and 11,762 shares issued and outstanding on each date	49,549	48,970
Retained earnings	213,380	180,122
Accumulated other comprehensive income	247	368
Total shareholders’ equity	263,176	229,460
Total liabilities and shareholders’ equity	$369,716	$350,058

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3,	January 28,
	2019	2018
Operating Activities:
Net income	$39,873	$28,250
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,442	6,647
(Gain)/Loss on disposal of assets	(73)	571
Proceeds from Casualty Loss	409	-
Deferred income tax expense (benefit)	(1,221)	4,110
Non-cash restricted stock and performance awards	1,284	1,175
Provision for doubtful accounts and sales allowances	(799)	(531)
Gain on life insurance policies	(748)	(582)
Changes in assets and liabilities
Trade accounts receivable	(17,982)	2,908
Inventories	(21,323)	(6,776)
Prepaid expenses and other current assets	267	(1,067)
Trade accounts payable	8,130	(4,623)
Accrued salaries, wages and benefits	(1,643)	129
Accrued income taxes	(672)	(612)
Customer deposits	(1,270)	(339)
Other accrued expenses	604	(696)
Deferred compensation	(2,757)	(1,151)
Other long-term liabilities	141	333
Net cash provided by operating activities	9,662	27,746

Investing Activities:
Acquisitions	-	(32,773)
Purchases of property, plant and equipment	(5,214)	(3,166)
Proceeds received on notes receivable	119	120
Proceeds from sale of property and equipment	11	9
Premiums paid on life insurance policies	(652)	(673)
Proceeds received on life insurance policies	1,225	-
Net cash used in investing activities	(4,511)	(36,483)

Financing Activities:
Proceeds from long-term debt	-	12,000
Payments for long-term debt	(17,917)	(6,286)
Debt issuance cost	-	(39)
Cash dividends paid	(6,714)	(5,815)
Net cash used in financing activities	(24,631)	(140)

Net decrease in cash and cash equivalents	(19,480)	(8,877)
Cash and cash equivalents at the beginning of year	30,915	39,792
Cash and cash equivalents at the end of year	$11,435	$30,915

Supplemental schedule of cash flow information:
Interest paid, net	$1,338	$1,135
Income taxes paid, net	13,613	14,122

Supplemental schedule of noncash investing activities:
Acquisition cost paid in common stock	$-	$8,396
Increase in property and equipment through accrued purchases	23	58

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 3,		January 28,		February 3,		January 28,
	2019		2018		2019		2018
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$48,909	24.4%	$45,821	26.1%	$178,710	26.2%	$166,754	26.9%
Home Meridian	121,194	60.5%	103,299	58.9%	387,825	56.7%	365,472	58.9%
All Other	30,372	15.2%	26,399	15.0%	116,966	17.1%	88,406	14.2%
Consolidated	$200,475	100.0%	$175,519	100%	$683,501	100.0%	$620,632	100%

Operating Income
Hooker Branded	$7,889	16.1%	$7,093	15.5%	$25,269	14.1%	$22,139	13.3%
Home Meridian	8,660	7.1%	7,080	6.9%	18,828	4.9%	17,828	4.9%
All Other	2,618	8.6%	780	3.0%	8,578	7.3%	5,487	6.2%
Consolidated	$19,167	9.6%	$14,953	8.5%	$52,675	7.7%	$45,454	7.3%